Exhibit 99.1

News Release Contact: Michael Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Refinancing of Revolving Credit Facility

Whippany, New Jersey, March 18, 2024 — Suburban Propane Partners, L.P. (NYSE:SPH) (the “Partnership”), a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, today announced the refinancing of the $500 million senior secured credit facility (the “Revolving Credit Facility”) of its operating partnership, Suburban Propane, L.P. The new five-year Revolving Credit Facility amends and restates the previous revolving credit facility dated March 5, 2020 to, among other things, extend the maturity date from March 5, 2025 to the earlier of (A) the date that is ninety-one (91) days prior to maturity of the 5.875% senior notes, due March 1, 2027, of Suburban Propane Partners, L.P. and Suburban Energy Finance Corporation (unless the notes have been refinanced prior to such date) or (B) March 15, 2029. As with the current Revolving Credit Facility, Suburban Propane, L.P. retains the ability to increase the facility size to $850 million.

In announcing the refinancing, Chief Financial Officer Michael Kuglin said, “We are very pleased with the outcome of this opportunistic refinancing, which we have completed in advance of the expiration of our previous credit facility. This new facility further extends our debt maturities, maintains the interest rate pricing grid and financial ratio covenants, and provides enhanced financial flexibility in support of our long-term strategic growth initiatives. We are very appreciative of the support provided by our bank group.”

The bank syndication supporting the new facility is comprised of a diverse group of eight banks led by Bank of America, N.A. as Joint Lead Arranger and Joint Book Runner, Wells Fargo Bank, National Association, JP Morgan Chase Bank, N.A., Citizens Bank, National Association, Capital One, National Association, and M&T Bank as Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents, and HSBC Bank USA, N.A and CoBank, ACB as Co-Documentation Agents. Bank of America, N.A. is serving as Administrative Agent.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, the Partnership has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. The Partnership is supported by three core pillars: (1) Suburban Commitment – showcasing the Partnership’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores the Partnership’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across the Partnership’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on the Partnership, please visit www.suburbanpropane.com.

Forward Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements. Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2023 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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